As filed with the Securities and Exchange Commission on June 12, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8 REGISTRATION STATEMENT

(INCLUDING REGISTRATION OF SHARES FOR RESALE
UNDER A FORM S-3 PROSPECTUS)
UNDER THE SECURITIES ACT OF 1933

FORMFACTOR, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	13-3711155 (IRS Employer Identification No.)

2140 Research Drive Livermore, California 94550 (Address of Principal Executive Offices, including Zip Code)

1995 Option Plan 1996 Stock Option Plan Incentive Option Plan Management Incentive Option Plan 2002 Equity Incentive Plan 2002 Employee Stock Purchase Plan (Full Title of the Plans)

Jens Meyerhoff Chief Financial Officer and Senior Vice President of Operations

FormFactor, Inc. 2140 Research Drive Livermore, California 94550 (925) 294-4300 (Name, Address and Telephone Number of Agent For Service)

Copies to:

Mark A. Leahy, Esq. Fenwick & West LLP Silicon Valley Center, 801 California Street, Mountain View, California 94041

CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum	Amount of
	to be	Offering Price	Aggregate Offering	Registration
Title of Securities to be Registered	Registered (1)	Per Share	Price	Fee

Common Stock, $0.001 par value	5,148,958 (2)	$14.00 (3)	$72,085,412 (3)	$5,832 (3)

Common Stock, $0.001 par value	5,858,879 (4)	$5.81 (5)	$34,040,087 (6)	$2,754 (6)

TOTAL	11,007,837		$106,125,499	$8,586

(1)	This Registration Statement shall also cover any additional shares of Common Stock attributable to these registered shares which become issuable under the plans of the Registrant referenced in this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.

(2)	Represents the aggregate of 3,526,507 shares of Common Stock reserved for issuance under the Registrant’s 2002 Equity Incentive Plan, 1,500,000 shares of Common Stock reserved for issuance under the Registrant’s 2002 Employee Stock Purchase Plan and 122,451 shares issued pursuant to the exercise of stock options granted under the Registrant’s Management Incentive Option Plan.

(3)	Estimated as of June 11, 2003 pursuant to Rule 457(c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee.

(4)	Represents shares of Common Stock subject to options outstanding as of May 31, 2003 under the Registrant’s 1995 Stock Plan, 1996 Stock Option Plan, Incentive Option Plan and Management Incentive Option Plan.

(5)	Weighted average per share exercise price for such outstanding options.

(6)	Calculated based on the weighted average per share exercise price pursuant to Rule 457(h)(1) under the Securities Act of 1933.

PROSPECTUS

122,451 Shares

FORMFACTOR, INC.

Common Stock

     All of the 122,451 shares of common stock of FormFactor, Inc. offered by this prospectus may be offered and sold from time to time by the stockholders of FormFactor named in this prospectus under “Selling Stockholders” and by their donees, pledgees or transferees or their successors. We will not receive any of the proceeds from the sale of the shares of common stock offered by the selling stockholders.

     Our common stock is quoted on the Nasdaq National Market under the symbol “FORM.”

     The selling stockholders may from time to time sell shares directly to purchasers, or to or through broker-dealers, who may act as agents or principals. Sales may be made over the Nasdaq National Market or otherwise, at then prevailing market prices, at prices related to prevailing market prices or at negotiated prices. The shares of common stock offered by this prospectus will be sold as described in this prospectus under “Plan of Distribution.”

     Investing in our common stock involves risks. See “Risk Factors” beginning on page 3.

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 12, 2003.

FORMFACTOR, INC
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
SIGNATURES
EXHIBIT INDEX
EXHIBIT 5.01
EXHIBIT 23.02

     You should rely only on the information contained in this prospectus. In connection with this offering, we have not authorized anyone to give you any information or to make any representations other than those contained in or incorporated by reference in this prospectus. If information is given or representations are made, you must not rely on that information or those representations as having been authorized by us, the selling stockholders or any underwriter, dealer or agent. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy any securities where an offer or solicitation would be unlawful. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

FORMFACTOR, INC.

     We design, develop, manufacture, sell and support precision, high performance advanced semiconductor wafer probe cards. In 2002, we were the leader in the advanced wafer probe card market in terms of revenues. Our products are based on our proprietary MicroSpring™ interconnect technology, which includes resilient spring-like contacts that we manufacture using precision micro-machining and scalable semiconductor-like wafer fabrication processes. Our technology enables us to produce wafer probe cards for test applications that require reliability, speed, precision and signal integrity.

     We were incorporated in Delaware in April 1993. Our principal executive offices are located at 2140 Research Drive, Livermore, California 94550, and our telephone number at that address is (925) 294-4300. Our Web site address is formfactor.com. The information on our Web site does not constitute part of this prospectus.

     FormFactor, the FormFactor logo, MicroSpring and MOST are trademarks of FormFactor in the United States and other countries. All other trademarks, trade names or service marks appearing in this prospectus are the property of their respective owners.

RISK FACTORS

     Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information in this prospectus, before deciding whether to invest in shares of our common stock. If any of the following risks actually occurs, our business, financial condition and results of operations would suffer. In this case, the trading price of our common stock would likely decline and you might lose all or part of your investment in our common stock. The risks described below are not the only ones we face. Additional risks that we currently do not know about or that we currently believe to be immaterial may also impair our business operations.

Risks Related to Our Business and Industry

     Our operating results are likely to fluctuate, which could cause us to miss expectations about these results and cause the trading price of our common stock to decline.

     Our operating results are likely to fluctuate. As a result, we believe that you should not rely on period-to-period comparisons of our financial results as an indication of our future performance. Factors that are likely to cause our revenues and operating results to fluctuate include those discussed in the risk factors below. If our revenues or operating results fall below the expectations of market analysts or investors, the market price of our common stock could decline substantially.

     Cyclicality in the semiconductor industry historically has affected our sales and might do so in the future, and as a result we could experience reduced revenues or operating results.

     The semiconductor industry has historically been cyclical and is characterized by wide fluctuations in product supply and demand. From time to time, this industry has experienced significant downturns, often in connection with, or in anticipation of, maturing product and technology cycles, excess inventories and declines in general economic conditions. This cyclicality could cause our operating results to decline dramatically from one period to the next. For example, our revenues in the three months ended September 29, 2001 declined by 25.5% compared to our revenues in the three months ended June 30, 2001, and our revenues in the three months ended March 29, 2003 declined by 15.7% compared to our revenues in the three months ended December 28, 2002. Our business depends heavily upon the development of new semiconductors and semiconductor designs, the volume of production by semiconductor manufacturers and the overall financial strength of our customers, which, in turn, depend upon the current and anticipated market demand for semiconductors and products, such as personal computers, that use semiconductors. Semiconductor manufacturers generally sharply curtail their spending during industry downturns and historically have lowered their spending disproportionately more than the decline in their revenues. As a result, if we are unable to adjust our levels of manufacturing and human resources or manage our costs and deliveries from suppliers in response to lower spending by semiconductor manufacturers, our gross margin might decline and cause us to experience operating losses.

     If we do not keep pace with technological developments in the semiconductor industry, our products might not be competitive and our revenues and operating results could suffer.

     We must continue to invest in research and development to improve our competitive position and to meet the needs of our customers. Our future growth depends, in significant part, upon our ability to work effectively with and anticipate the testing needs of our customers, and on our ability to develop and support new products and product enhancements to meet these needs on a timely and cost-effective basis. Our customers’ testing needs are becoming more challenging as the semiconductor industry continues to experience rapid technological change driven by the demand for complex circuits that are shrinking in size and at the same time are increasing in speed and functionality and becoming less expensive to produce. Our customers expect that they will be able to integrate our wafer probe cards into any manufacturing process as soon as it is deployed. Therefore, to meet these expectations and remain competitive, we must continually design, develop and introduce on a timely basis new products and product enhancements with improved features. Successful product development and introduction on a timely basis requires that we:

•	design innovative and performance-enhancing features that differentiate our products from those of our competitors;

•	transition our products to new manufacturing technologies;

•	identify emerging technological trends in our target markets;

•	maintain effective marketing strategies;

•	respond effectively to technological changes or product announcements by others; and

•	adjust to changing market conditions quickly and cost-effectively.

     We must devote significant research and development resources to keep up with the rapidly evolving technologies used in the semiconductor manufacturing processes. Not only do we need the technical expertise to implement the changes necessary to keep our technologies current, but we must also rely heavily on the judgment of our management to anticipate future market trends. If we are unable to timely predict industry changes, or if we are unable to modify our products on a timely basis, we might lose customers or market share. In addition, we might not be able to recover our research and development expenditures, which could harm our operating results.

     If semiconductor memory device manufacturers do not convert to 300 mm wafers, our growth could be impeded.

     The growth of our business for the foreseeable future depends in large part upon sales of our wafer probe cards to manufacturers of dynamic random access memory, or DRAM, and flash memory devices. The recent downturn in the semiconductor industry caused various chip manufacturers to readdress their respective strategies for converting existing 200 mm wafer fabrication facilities to 300 mm wafer fabrication, or for building new 300 mm wafer fabrication facilities. Some manufacturers have delayed, cancelled or postponed previously announced plans to convert to 300 mm wafer fabrication. We believe that the decision to convert to a 300 mm wafer fabrication facility is made by each manufacturer based upon both internal and external factors, such as:

•	current and projected chip prices;

•	projected price erosion for the manufacturer’s particular chips;

•	supply and demand issues;

•	overall manufacturing capability within the manufacturer’s target market(s);

•	the availability of funds to the manufacturer;

•	the technology roadmap of the manufacturer; and

•	the price and availability of equipment needed within the 300 mm facility.

     One or more of these internal and external factors, as well as other factors, including factors that a manufacturer may choose to not publicly disclose, can impact the decision to maintain a 300 mm conversion schedule, to delay the conversion schedule for a period of time, or to cancel the conversion. We have invested significant resources to develop technology that addresses the market for 300 mm wafers. If manufacturers of memory devices do not transition to 300 mm wafers, or make the transition more slowly than we currently expect, our growth and profitability could be impeded. In addition, any delay in large-scale adoption of manufacturing based upon 300 mm wafers would provide time for other companies to develop and market products that compete with ours, which could harm our competitive position.

     We are subject to general economic and market conditions.

     Our business is subject to the effects of general economic conditions in the United States and worldwide, and to market conditions in the semiconductor industry in particular. For example, in fiscal 2001, our operating results were adversely affected by unfavorable global economic conditions and reduced capital spending by semiconductor manufacturers. These adverse conditions resulted in a decrease in the demand for semiconductors and products using semiconductors, and in a sharp reduction in the development of new semiconductors and semiconductor designs. As a result, we experienced a decrease in the demand for our wafer probe cards. If the economic conditions in the United States and worldwide do not improve, or if they worsen from current levels, we could experience material negative effects on our business.

     We depend upon the sale of our wafer probe cards for substantially all of our revenues, and a downturn in demand for our products could have a more disproportionate impact on our revenues than if we derived revenues from a more diversified product offering.

     Historically, we have derived substantially all of our revenues from the sale of our wafer probe cards. We anticipate that sales of our wafer probe cards will represent a substantial majority of our revenues for the foreseeable future. Our business depends in large part upon continued demand in current markets for, and adoption in new markets of, current and future generations of our wafer probe cards. Large-scale market adoption depends upon our ability to increase customer awareness of the benefits of our wafer probe cards and to prove their reliability, ability to increase yields and cost effectiveness. We may be unable to sell our wafer probe cards to certain potential customers unless those customers change their device test strategies, change their wafer probe card and capital equipment buying strategies, or change or upgrade their existing test equipment. We might not be able to sustain or increase our revenues from sales of our wafer probe cards, particularly if the current downturn in the semiconductor market continues or if the market enters into another downturn in the future. Any decrease in revenues from sales of our wafer probe cards could harm our business more than it would if we offered a more diversified line of products.

     If demand for our products in the memory device and microprocessor markets declines or fails to grow as we anticipate, our revenues could decline.

     We derive substantially all of our revenues from wafer probe cards that we sell to manufacturers of memory devices and microprocessors. For fiscal 2002, sales to manufacturers of DRAM devices accounted for 69.6% of our revenues, sales to manufacturers of microprocessors accounted for 17.4% of our revenues, and sales to manufacturers of flash memory devices accounted for 11.7% of our revenues. Therefore, our success depends in part upon the continued acceptance of our products within these markets and our ability to continue to develop and introduce new products on a timely basis for these markets. For example, the market might not accept an increasingly high parallelism wafer test solution.

     A substantial portion of these semiconductor devices is sold to manufacturers of personal computers and computer-related products. The personal computer market has historically been characterized by significant fluctuations in demand and continuous efforts to reduce costs, which in turn have affected the demand for and price of DRAM devices and microprocessors. The personal computer market might not grow in the future at historical rates or at all and design activity in the personal computer market might decrease, which could negatively affect our revenues and operating results.

     The markets in which we participate are intensely competitive, and if we do not compete effectively, our operating results could be harmed.

     The wafer probe card market is highly competitive. With the introduction of new technologies and market entrants, we expect competition to intensify in the future. In the past, increased competition has resulted in price reductions, reduced gross margins or loss of market share, and could do so in the future. Competitors might introduce new competitive products for the same markets that our products currently serve. These products may have better performance, lower prices and broader acceptance than our products. In addition, for products such as wafer probe cards, semiconductor manufacturers typically qualify more than one source, to avoid dependence on a single source of supply. As a result, our customers will likely purchase products from our competitors. Current and potential competitors include Cascade Microtech, Inc., ESJ Corporation, Feinmetall GmbH, Japan Electronic Materials Corporation, Kulicke and Soffa Industries, Inc., Micronics Japan Co., Ltd., MicroProbe, Inc., NanoNexus Inc., Phicom Corporation, Tokyo Cathode Laboratory Co., Ltd. and Wentworth Laboratories, Inc., among others. Many of our current and potential competitors have greater name recognition, larger customer bases, more established customer relationships or greater financial, technical, manufacturing, marketing and other resources than we do. As a result, they might be able to respond more quickly to new or emerging technologies and changes in customer requirements, devote greater resources to the development, promotion, sale and support of their products, and reduce prices to increase market share. Some of our competitors also supply other types of test equipment, or offer both advanced wafer probe cards and needle probe cards. Those competitors that offer both advanced wafer probe cards and needle probe cards might have strong, existing relationships with our customers or with potential customers. Because we do not offer a needle probe card or other conventional technology wafer probe card for less advanced applications, it may be difficult for us to introduce our advanced wafer probe cards to these customers and potential customers for certain wafer test applications. It is possible that existing or new competitors, including test equipment manufacturers, may offer new technologies that reduce the value of our wafer probe cards. The wafer probe card market has historically been fragmented with many local suppliers serving individual customers. However, recent consolidation has reduced the number of competitors. For example, in late 2000, Kulicke and Soffa Industries, Inc. acquired Probe Technology Corporation and Cerprobe Corporation. These and other combinations might result in a competitor gaining a significant advantage over us by enabling it to expand its product offerings and service capabilities to meet a broader range of customer needs.

     We derive a substantial portion of our revenues from a small number of customers, and our revenues could decline significantly if any major customer cancels, reduces or delays a purchase of our products.

     A relatively small number of customers has accounted for a significant portion of our revenues in any particular period. In the three months ended March 29, 2003, four customers accounted for 73.7% of our revenues. In fiscal 2002, four customers accounted for 77.2% of our revenues. Our ten largest customers accounted for 98.9% of our revenues in the three months ended March 29, 2003, 97.4% of our revenues in fiscal 2002, and 97.8% in fiscal 2001. We anticipate that sales of our products to a relatively small number of customers will continue to account for a significant portion of our revenues. The cancellation or deferral of even a small number of purchases of our products could cause our revenues to decline in any particular quarter. A number of factors could cause customers to cancel or defer orders, including manufacturing delays, interruptions to our customers’ operations due to fire, natural disasters or other events or a downturn in the semiconductor industry. Our agreements with our customers do not contain minimum purchase commitments, and our customers could cease purchasing our products with short or no notice to us or fail to pay all or part of an invoice. In some situations, our customers might be able to cancel orders without a significant penalty. In addition, the continuing trend toward consolidation in the semiconductor industry, particularly among manufacturers of DRAMs, could reduce our customer base and lead to lost or delayed sales and reduced demand for our wafer probe cards. Industry consolidation also could result in pricing pressures as larger DRAM manufacturers could have sufficient bargaining power to demand reduced prices and favorable nonstandard terms. Additionally, certain customers may not want to rely entirely or substantially on a single wafer probe card supplier and, as a result, such customers could reduce their purchases of our wafer probe cards.

     If our relationships with our customers and companies that manufacture semiconductor test equipment deteriorate, our product development activities could be harmed.

     The success of our product development efforts depends upon our ability to anticipate market trends and to collaborate closely with our customers and with companies that manufacture semiconductor test equipment. Our relationships with these customers and companies provide us with access to valuable information regarding manufacturing and process technology trends in the semiconductor industry, which enables us to better plan our product development activities. These relationships also provide us with opportunities to understand the performance and functionality requirements of our customers, which improve our ability to customize our products to fulfill their needs. Our relationships with test equipment companies are important to us because test equipment companies can design our wafer probe cards into their equipment and provide us with the insight into their product plans that allows us to offer wafer probe cards for use with their products when they are introduced to the market. Our relationships with our customers and test equipment companies could deteriorate if they:

•	become concerned about our ability to protect their intellectual property;

•	develop their own solutions to address the need for testing improvement;

•	regard us as a competitor;

•	establish relationships with others in our industry; or

•	attempt to restrict our ability to enter into relationships with their competitors.

     Many of our customers and the test equipment companies we work with are large companies. The consequences of deterioration in our relationship with any of these companies could be exacerbated due to the significant influence these companies can exert in our markets. If our current relationships with our customers and test equipment companies deteriorate, or if we are unable to develop similar collaborative relationships with important customers and test equipment companies in the future, our long-term ability to produce commercially successful products could be impaired.

     Because we generally do not have a sufficient backlog of unfilled orders to meet our quarterly revenue targets, revenues in any quarter are substantially dependent upon customer orders received and fulfilled in that quarter.

     Our revenues are difficult to forecast because we generally do not have a sufficient backlog of unfilled orders to meet our quarterly revenue targets at the beginning of a quarter. Rather, a majority of our revenues in any quarter depends upon customer orders for our wafer probe cards that we receive and fulfill in that quarter. Because our expense levels are based in part on our expectations as to future revenues and to a large extent are fixed in the short term, we might be unable to adjust spending in time to compensate for any unexpected shortfall in revenues. Accordingly, any significant shortfall of revenues in relation to our expectations could hurt our operating results.

     We rely upon a distributor for a substantial portion of our revenues, and a disruption in our relationship with our distributor could have a negative impact on our revenues.

     We rely on Spirox Corporation, our distributor in Taiwan, Singapore and China, for a substantial portion of our revenues. Sales to Spirox accounted for 20.9% of our revenues in fiscal 2002 and 10.0% of our revenues in the three months ended March 29, 2003. Spirox also provides customer support. A reduction in the sales or service efforts or financial viability of our distributor, or deterioration in, or termination of, our relationship with our distributor could harm our revenues, our operating results and our ability to support our customers in the distributor’s territory. In addition, establishing alternative sales channels in the region could consume substantial time and resources, decrease our revenues and increase our expenses.

     If we do not continue to execute on our transition from indirect to direct sales in Japan, we could lose customers.

     Until March 31, 2002, we relied upon a distributor to sell our products in Japan. For the three months ended March 29, 2003, we did not have any sales through the distributor in Japan, and in fiscal 2002, our sales to our distributor in Japan were 1.7% of our revenues. We intend to rely upon our direct sales force and believe we have successfully transitioned to the direct sales model. However, if we do not continue to execute effectively on the direct sales model, we could lose customers and fail to obtain new customers in Japan. Any difficulties as a result of this transition could hurt our reputation and sales in Japan, which is an important market for us.

     If our relationships with our independent sales representatives change, our business could be harmed.

     We currently rely on independent sales representatives to assist us in the sale of our products in various geographic regions. If we make the business decision to terminate or modify our relationships with one or more of our independent sales representatives, or if an independent sales representative decides to disengage from us, and we do not effectively and efficiently manage such a change, we could lose sales to existing customers and fail to obtain new customers.

     If semiconductor manufacturers do not migrate elements of final test to wafer probe test, market acceptance of other applications of our technology could be delayed.

     We intend to work with our customers to migrate elements of final test from the device level to the wafer level. This migration will involve a change in semiconductor test strategies from concentrating final test at the individual device level to increasing the amount of test at the wafer level. Semiconductor manufacturers typically take time to qualify new strategies that affect their testing operations. As a result, general acceptance of wafer-level final test might not occur in the near term or at all. In addition, semiconductor manufacturers might not accept and use wafer-level final test in a way that uses our technology. If the migration of elements of final test to wafer probe test does not grow as we anticipate, or if semiconductor manufacturers do not adopt our technology for their wafer probe test requirements, market acceptance of other applications for our technology could be delayed.

     Changes in test strategies, equipment and processes could cause us to lose revenues.

     The demand for wafer probe cards depends in large part upon the number of semiconductor designs and the overall semiconductor unit volume. The time it takes to test a wafer depends upon the number of devices being tested, the complexity of these devices, the test software program and the test equipment itself. As test programs become increasingly effective and test throughput increases, the number of wafer probe cards required to test a given volume of devices declines. Therefore, advances in the test process could cause us to lose sales.

     If semiconductor manufacturers implement chip designs that include built-in self-test capabilities, or similar functions or methodologies that increase test throughput, it could negatively impact our sales or the migration of elements of final test to the wafer level. Additionally, if new chip designs or types of chips are implemented that require less, or even no, test using wafer probe cards, our revenues could be impacted. Further, if new chip designs are implemented which we are unable to test, or which we are unable to test efficiently and provide our customers with an acceptably low overall cost of test, our revenues could be negatively impacted.

     We incur significant research and development expenses in conjunction with the introduction of new product platforms. Often, we time our product introductions to the introduction of new test equipment platforms. Because our customers require both test equipment and wafer probe cards, any delay or disruption of the introduction of new test equipment platforms would negatively affect our growth.

     We manufacture all of our products at a single facility, and any disruption in the operations of that facility could adversely impact our business and operating results.

     Our processes for manufacturing our wafer probe cards require sophisticated and costly equipment and a specially designed facility, including a semiconductor clean room. We manufacture all of our wafer probe cards at one facility located in Livermore, California. Any disruption in the operation of that facility, whether due to technical or labor difficulties, destruction or damage from fire or earthquake, infrastructure failures such as power or water shortage or any other reason, could interrupt our manufacturing operations, impair critical systems, disrupt communications with our customers and suppliers and cause us to write off inventory and to lose sales. In addition, if the energy crises in California that resulted in disruptions in power supply and increases in utility costs were to recur, we might experience power interruptions and shortages, which could disrupt our manufacturing operations. This could subject us to loss of revenues as well as significantly higher costs of energy. Further, current and potential customers might not purchase our products if they perceive our lack of an alternate manufacturing facility to be a risk to their continuing source of supply.

     The transition to our new manufacturing facilities could cause a decline in our operating results.

     We plan to move our manufacturing operations into a new facility in Livermore in 2004. The costs of starting up our new manufacturing facility, including capital costs such as equipment and fixed costs such as rent, will be substantial. We might not be able to shift from our current production facility to the new production facility efficiently or effectively. The transition will require us to have both our existing and new manufacturing facilities operational for several quarters. This will cause us to incur significant costs due to redundancy of infrastructure at both sites. Furthermore, the qualification of the new manufacturing facility will require us to use materials and build product and product components that will not be sold to our customers, causing higher than normal material spending. The transition might also lead to manufacturing interruptions, which could mean delayed deliveries or lost sales. Some or all of our customers could require a full qualification of our new facility. Any qualification process could take longer than we anticipate. Any difficulties with the transition or with bringing the new manufacturing facility to full capacity and volume production could increase our costs, disrupt our production process and cause delays in product delivery and lost sales.

     If we are unable to manufacture our products efficiently, our operating results could suffer.

     We must continuously modify our manufacturing processes in an effort to improve yields and product performance, lower our costs and reduce the time it takes us to design and produce our products. We will incur significant start-up costs associated with implementing new manufacturing technologies, methods and processes and purchasing new equipment, which could negatively impact our gross margin. We could experience manufacturing delays and inefficiencies as we refine new manufacturing technologies, methods and processes, implement them in volume production and qualify them with customers, which could cause our operating results to decline. The risk of encountering delays or difficulties increases as we manufacture more complex products. In addition, if demand for our products increases, we will need to expand our operations to manufacture sufficient quantities of products without increasing our production times or our unit costs. As a result of such expansion, we could be required to purchase new equipment, upgrade existing equipment, develop and implement new manufacturing processes and hire additional technical personnel. Further, new or expanded manufacturing facilities could be subject to qualification by our customers. In the past, we have experienced difficulties in expanding our operations to manufacture our products in volume on time and at acceptable cost. Any difficulties in expanding our manufacturing operations could cause product delivery delays and lost sales. If demand for our products decreases, we could have excess manufacturing capacity. The fixed costs associated with excess manufacturing capacity could cause our operating results to decline. If we are unable to achieve further manufacturing efficiencies and cost reductions, particularly if we are experiencing pricing pressures in the marketplace, our operating results could suffer.

     If we are unable to continue to reduce the time it takes for us to design and produce a wafer probe card, our growth could be impeded.

     Our customers continuously seek to reduce the time it takes them to introduce new products to market. The cyclicality of the semiconductor industry, coupled with changing demands for semiconductor devices, requires our customers to be flexible and highly adaptable to changes in the volume and mix of products they must produce. Each of those changes requires a new design and each new design requires a new wafer probe card. For some existing semiconductor devices, the manufacturers’ volume and mix of product requirements are such that we are unable to design, manufacture and ship products to meet such manufacturers’ relatively short cycle time requirements. If we are unable to reduce the time it takes for us to design, manufacture and ship our products in response to the needs of our customers, our competitive position could be harmed. If we are unable to meet a customer’s schedule for wafer probe cards for a particular design, our customer might purchase wafer probe cards from a competitor and we might lose sales.

     We obtain some of the components and materials we use in our products from a single or sole source or a limited group of suppliers, and the partial or complete loss of one of these suppliers could cause production delays and a substantial loss of revenues.

     We obtain some of the components and materials used in our products, such as printed circuit board assemblies, plating materials and ceramic substrates, from a single or sole source or a limited group of suppliers. Alternative sources are not currently available for sole source components and materials. Because we rely on purchase orders rather than long-term contracts with the majority of our suppliers, we cannot predict with certainty our ability to obtain components and materials in the longer term. A sole or limited source supplier could increase prices, which could lead to a decline in our gross margin. Our dependence upon sole or limited source suppliers exposes us to several other risks, including a potential inability to obtain an adequate supply of materials, late deliveries and poor component quality. Disruption or termination of the supply of components or materials could delay shipments of our products, damage our customer relationships and reduce our revenues. For example, if we were unable to obtain an adequate supply of a component or material, we might have to use a substitute component or material, which could require us to make changes in our manufacturing process. From time to time in the past, we have experienced difficulties in receiving shipments from one or more of our suppliers, especially during periods of high demand for our products. If we cannot obtain an adequate supply of the components and materials we require, or do not receive them in a timely manner, we might be required to identify new suppliers. We might not be able to identify new suppliers on a timely basis or at all. Our customers and we would also need to qualify any new suppliers. The lead-time required to identify and qualify new suppliers could affect our ability to timely ship our products and cause our operating results to suffer. Further, a sole or limited source supplier could require us to enter into non-cancelable purchase commitments or pay in advance to ensure our source of supply. In an industry downturn, commitments of this type could result in charges for excess inventory of parts. If we are unable to predict our component and materials needs accurately, or if our supply is disrupted, we might miss market opportunities by not being able to meet the demand for our products.

     Wafer probe cards that do not meet specifications or that contain defects could damage our reputation, decrease market acceptance of our technology, cause us to lose customers and revenues, and result in liability to us.

     The complexity and ongoing development of our wafer probe card manufacturing process, combined with increases in wafer probe card production volumes, have in the past and could in the future lead to design or manufacturing problems. For example, the presence of contaminants in our plating baths has caused a decrease in our manufacturing yields or has resulted in unanticipated stress-related failures when our wafer probe cards are being used in the manufacturing test environment. Manufacturing design errors such as the miswiring of a wafer probe card or the incorrect placement of probe contact elements have caused us to repeat manufacturing design steps. In addition to these examples, problems might result from a number of factors, including design defects, materials failures, contamination in the manufacturing environment, impurities in the materials used, unknown sensitivities to process conditions, such as temperature and humidity, and equipment failures. As a result, our products have in the past contained and might in the future contain undetected errors or defects. Any errors or defects could:

•	cause lower than anticipated yields and lengthening of delivery schedules;

•	cause delays in product shipments;

•	cause delays in new product introductions;

•	cause us to incur warranty expenses;

•	result in increased costs and diversion of development resources;

•	cause us to incur increased charges due to unusable inventory;

•	require design modifications; or

•	decrease market acceptance or customer satisfaction with these products.

The occurrence of any one or more of these events could hurt our operating results.

     In addition, if any of our products fails to meet specifications or has reliability, quality or compatibility problems, our reputation could be damaged significantly and customers might be reluctant to buy our products, which could result in a decline in revenues, an increase in product returns or warranty costs and the loss of existing customers or the failure to attract new customers. Our customers use our products with test equipment and software in their manufacturing facilities. Our products must be compatible with the customers’ equipment and software to form an integrated system. If the system does not function properly, we could be required to provide field application engineers to locate the problem, which can take time and resources. If the problem relates to our wafer probe cards, we might have to invest significant capital, manufacturing capacity and other resources to correct it. Our current or potential customers also might seek to recover from us any losses resulting from defects or failures in our products. Liability claims could require us to spend significant time and money in litigation or to pay significant damages.

     If we fail to forecast demand for our products accurately, we could incur inventory losses.

     Each semiconductor chip design requires a custom wafer probe card. Because our products are design-specific, demand for our products is difficult to forecast. Due to our customers’ short delivery time requirements, we often design, and at times produce, our products in anticipation of demand for our products rather than in response to an order. Due to the uncertainty inherent in forecasts, we are and expect to continue to be subject to inventory risk. If we do not obtain orders as we anticipate, we could have excess inventory for a specific customer design that we would not be able to sell to any other customer, which would likely result in inventory write-offs.

     If we fail to effectively manage our regional service centers, our business might be harmed.

     In 2002, we opened a regional repair and service center in Seoul, South Korea, and in 2003, we opened a regional repair and service center in Dresden, Germany. These regional service centers are part of our strategy to, among other things, provide our customers with more efficient service and repair of our wafer probe cards. If we are unable to effectively manage our regional service centers, or if the work undertaken in the regional service centers is not equivalent to the level and quality provided by repairs and services performed by our North American repair and service operations, which are part of our manufacturing facility in Livermore, California, we could incur higher wafer probe card repair and service costs, which could harm our operating results.

     If we do not effectively manage changes in our business, these changes could place a significant strain on our management and operations and, as a result, our business might not succeed.

     Our ability to grow successfully requires an effective planning and management process. We plan to increase the scope of our operations and the size of our direct sales force domestically and internationally. For example, we have leased a new facility in Livermore, California and plan to move our corporate headquarters and manufacturing operations into this facility in 2004. Our growth could place a significant strain on our management systems, infrastructure and other resources. To manage our growth effectively, we must invest the necessary capital and continue to improve and expand our systems and infrastructure in a timely and efficient manner. Those resources might not be available when we need them, which would limit our growth. Our officers have limited experience in managing large or rapidly growing businesses. In addition, the majority of our management has no experience in managing a public company or communicating with securities analysts and public company investors. Our controls, systems and procedures might not be adequate to support a growing public company. If our management fails to respond effectively to changes in our business, our business might not succeed.

     If we fail to attract and retain qualified personnel, our business might be harmed.

     Our future success depends largely upon the continued service of our key management, technical, and sales and marketing personnel, and on our continued ability to hire, integrate and retain qualified individuals, particularly engineers and sales and marketing personnel in order to increase market awareness of our products and to increase revenues. For example, in the future, we might need technical personnel experienced in competencies that we do not currently have or require. Competition for these employees may be intense, and we might not be successful in attracting or retaining these personnel. The loss of any key employee, the failure of any key employee to perform in his or her current position or our inability to attract and retain skilled employees as needed could impair our ability to meet customer and technological demands. All of our key personnel in the United States are employees at-will. We have no employment contracts with any of our personnel in the United States.

     We may make acquisitions, which could put a strain on our resources, cause ownership dilution to our stockholders and adversely affect our financial results.

     While we have made no acquisitions of businesses, products or technologies in the past, we may make acquisitions of complementary businesses, products or technologies in the future. Integrating newly acquired businesses, products or technologies into our company could put a strain on our resources, could be expensive and time consuming, and might not be successful. Future acquisitions could divert our management’s attention from other business concerns and expose our business to unforeseen liabilities or risks associated with entering new markets. In addition, we might lose key employees while integrating new organizations. Consequently, we might not be successful in integrating any acquired businesses, products or technologies, and might not achieve anticipated revenues and cost benefits. In addition, future acquisitions could result in customer dissatisfaction, performance problems with an acquired company, potentially dilutive issuances of equity securities or the incurrence of debt, contingent liabilities, possible impairment charges related to goodwill or other intangible assets or other unanticipated events or circumstances, any of which could harm our business.

     As part of our sales process, we could incur substantial sales and engineering expenses that do not result in revenues, which would harm our operating results.

     Our customers generally expend significant efforts evaluating and qualifying our products prior to placing an order. The time that our customers require to evaluate and qualify our wafer probe cards is typically between three and 12 months and sometimes longer. While our customers are evaluating our products, we might incur substantial sales, marketing, and research and development expenses. For example, we typically expend significant resources educating our prospective customers regarding the uses and benefits of our wafer probe cards and developing wafer probe cards customized to the potential customer’s needs, for which we might not be reimbursed. Although we commit substantial resources to our sales efforts, we might never receive any revenues from a customer. For example, many semiconductor designs never reach production, including designs for which we have expended design effort and expense. In addition, prospective customers might decide not to use our wafer probe cards. The length of time that it takes for the evaluation process and for us to make a sale depends upon many factors including:

•	the efforts of our sales force and our distributor and independent sales representatives;

•	the complexity of the customer’s fabrication processes;

•	the internal technical capabilities of the customer; and

•	the customer’s budgetary constraints and, in particular, the customer’s ability to devote resources to the evaluation process.

     In addition, product purchases are frequently subject to delays, particularly with respect to large customers for which our products may represent a small percentage of their overall purchases. As a result, our sales cycles are unpredictable. If we incur substantial sales and engineering expenses without generating revenues, our operating results could be harmed.

     From time to time, we might be subject to claims of infringement of other parties’ proprietary rights, or to claims that our intellectual property rights are invalid or unenforceable, which could result in significant expense and loss of intellectual property rights.

     In the future, we might receive claims that we are infringing intellectual property rights of others, or claims that our patents or other intellectual property rights are invalid or unenforceable. We have received in the past, and may receive in the future, communications from third parties inquiring about our interest in licensing certain of their intellectual property or more generally identifying intellectual property that may be of interest to us. For example, we received such a communication from Microelectronics and Computer Technology Corporation in October 2001, with a follow-up letter in January 2002, inquiring about our interest in acquiring a license to certain of their patents and technology, and from IBM Corporation in February 2002 inquiring about our interest in acquiring a license to IBM patents and technology related to high density integrated probes. In August 2002, subsequent to our initiating correspondence with Japan Electronic Materials Corporation regarding the scope of our intellectual property rights and the potential applicability of those rights to certain of its wafer probe cards, Japan Electronic Materials Corporation offered that precedent technologies exist as to one of our foreign patents that we had identified, and also referenced a U.S. patent in which it stated we might take interest. For the inquiries we have received to date, we do not believe we infringe any of the identified patents and technology. The semiconductor industry is characterized by uncertain and conflicting intellectual property claims and vigorous protection and pursuit of these rights. The resolution of any claims of this nature, with or without merit, could be time consuming, result in costly litigation or cause product shipment delays. In the event of an adverse ruling, we might be required to pay substantial damages, cease the use or sale of infringing products, spend significant resources to develop non-infringing technology, discontinue the use of certain technology or enter into license agreements. License agreements, if required, might not be available on terms acceptable to us or at all. The loss of access to any of our intellectual property or the ability to use any of our technology could harm our business.

     If we fail to protect our proprietary rights, our competitors might gain access to our technology, which could adversely affect our ability to compete successfully in our markets and harm our operating results.

     If we fail to protect our proprietary rights adequately, our competitors might gain access to our technology. Unauthorized parties might attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Others might independently develop similar or competing technologies or methods or design around our patents. In addition, the laws of many foreign countries in which we or our customers do business do not protect our intellectual property rights to the same extent as the laws of the United States. As a result, our competitors might offer similar products and we might not be able to compete successfully. We also cannot assure that:

•	our means of protecting our proprietary rights will be adequate;

•	patents will be issued from our currently pending or future applications;

•	our existing patents or any new patents will be sufficient in scope or strength to provide any meaningful protection or commercial advantage to us;

•	any patent, trademark or other intellectual property right that we own will not be invalidated, circumvented or challenged in the United States or foreign countries; or

•	others will not misappropriate our proprietary technologies or independently develop similar technology, duplicate our products or design around any patent or other intellectual property rights that we own.

     We might be required to spend significant resources to monitor and protect our intellectual property rights. We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Any litigation, whether or not it is resolved in our favor, could result in significant expense to us and divert the efforts of our technical and management personnel. In addition, many of our customer contracts contain provisions that require us to indemnify our customers for third party intellectual property infringement claims, which would increase the cost to us of an adverse ruling in such a claim. An adverse determination could also prevent us from licensing our technologies and methods to others.

     Our failure to comply with environmental laws and regulations could subject us to significant fines and liabilities, and new laws and regulations or changes in regulatory interpretation or enforcement could make compliance more difficult and costly.

     We are subject to various and frequently changing U.S. federal, state and local, and foreign governmental laws and regulations relating to the protection of the environment, including those governing the discharge of pollutants into the air and water, the management and disposal of hazardous substances and wastes, the cleanup of contaminated sites and the maintenance of a safe workplace. We could incur substantial costs, including cleanup costs, civil or criminal fines or sanctions and third-party claims for property damage or personal injury, as a result of violations of or liabilities under environmental laws and regulations or non-compliance with the environmental permits required at our facilities. For instance, in May 2003, we received a Notice of Violation from the Bay Area Air Quality Management District regarding our record keeping relating to our usage of wipe cleaning solvent. Although we introduced corrective action to prevent any continued or recurrent record keeping violation, we may still be subject to a substantial penalty based upon the unresolved Notice of Violation or required to take further action. Final resolution of this Notice of Violation could harm our operating results.

     These laws, regulations and permits also could require the installation of costly pollution control equipment or operational changes to limit pollution emissions or decrease the likelihood of accidental releases of hazardous substances. In addition, new laws and regulations, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination at our or others’ sites or the imposition of new cleanup requirements could require us to curtail our operations, restrict our future expansion, subject us to liability and cause us to incur future costs that would have a negative effect on our operating results and cash flow.

     Because we conduct some of our business internationally, we are subject to operational, economic, financial and political risks abroad.

     Sales of our products to customers outside the United States have accounted for an important part of our revenues. Our international sales as a percentage of our revenues were 47.6% for the three months ended March 29, 2003 and 44.4% for fiscal 2002. In the future, we expect international sales, particularly into Europe, Japan, South Korea and Taiwan, to continue to account for a significant percentage of our revenues. Accordingly, we will be subject to risks and challenges that we would not otherwise face if we conducted our business only in the United States. These risks and challenges include:

•	compliance with a wide variety of foreign laws and regulations;

•	legal uncertainties regarding taxes, tariffs, quotas, export controls, export licenses and other trade barriers;

•	political and economic instability in, or foreign conflicts that involve or affect, the countries of our customers;

•	difficulties in collecting accounts receivable and longer accounts receivable payment cycles;

•	difficulties in staffing and managing personnel, distributors and representatives;

•	reduced protection for intellectual property rights in some countries;

•	currency exchange rate fluctuations, which could affect the value of our assets denominated in local currency, as well as the price of our products relative to locally produced products;

•	seasonal fluctuations in purchasing patterns in other countries; and

•	fluctuations in freight rates and transportation disruptions.

     Any of these factors could harm our existing international operations and business or impair our ability to continue expanding into international markets.

     The recent outbreak of SARS in the Asia-Pacific region and its continued spread could harm sales of our products.

     The recent outbreak of severe acute respiratory syndrome, or SARS, that began in China, Hong Kong, Singapore and Vietnam may have a negative impact on our business, although we do not have any employees located in any of those countries. Our business may be impacted by a number of SARS-related factors, including, but not limited to, disruptions in the operations of our customers and their partners, reduced sales in certain end-markets, such as DRAM devices, and increased costs to conduct our business abroad. If the number of cases of SARS continues to rise or spread to other areas, including the United States, our sales could potentially be harmed.

     We might require additional capital to support business growth, and such capital might not be available.

     We intend to continue to make investments to support business growth and may require additional funds to respond to business challenges, which include the need to develop new products or enhance existing products, enhance our operating infrastructure and acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financing to secure additional funds. Equity and debt financing, however, might not be available when needed or, if available, might not be available on terms satisfactory to us. If we are unable to obtain adequate financing or financing on terms satisfactory to us, our ability to continue to support our business growth and to respond to business challenges could be significantly limited.

     Our reported financial results may be adversely affected by changes in accounting principles generally accepted in the United States.

     We prepare our financial statements in conformity with accounting principles generally accepted in the United States. These accounting principles are subject to interpretation by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, the Securities and Exchange Commission and various bodies formed to interpret and create appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change.

     Recently enacted and proposed changes in securities laws and regulations are likely to increase our costs.

     The Sarbanes-Oxley Act of 2002 that became law in July 2002, as well as new rules subsequently implemented by the Securities and Exchange Commission, have required changes in some of our corporate governance practices. The Act also requires the Securities and Exchange Commission to promulgate additional new rules on a variety of subjects. In addition to final rules and rule proposals already made by the Securities and Exchange Commission, Nasdaq has proposed revisions to its requirements for companies that are Nasdaq-listed. We expect these new rules and regulations to increase our legal and financial compliance costs, and to make some activities more difficult, time consuming and/or costly. We also expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These new rules and regulations could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, and qualified executive officers.

Risks Related to this Offering

     The trading price of our common stock may be volatile, and you might not be able to sell your shares at or above the price that you purchase them for.

     The trading prices of the securities of technology companies have been highly volatile. Accordingly, the trading price of our common stock may be subject to wide fluctuations. Further, our securities have a limited prior trading history. Factors affecting the trading price of our common stock include:

•	variations in our operating results;

•	announcements of technological innovations, new products or product enhancements, strategic alliances or significant agreements by us or by our competitors;

•	recruitment or departure of key personnel;

•	the gain or loss of significant orders or customers;

•	changes in the estimates of our operating results or changes in recommendations by any securities analysts that elect to follow our common stock; and

•	market conditions in our industry, the industries of our customers and the economy as a whole.

     In addition, if the market for technology stocks or the stock market in general experiences continued or greater loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, operating results or financial condition. The trading price of our common stock also might decline in reaction to events that affect other companies in our industry even if these events do not directly affect us.

     If securities analysts do not publish research or reports about our business, our stock price could decline.

     The trading market for our common stock will rely in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. If one or more of the analysts who cover us downgrade our stock, our stock price would likely decline rapidly. If one or more of these analysts cease coverage of our company, we could lose visibility in the market, which in turn could cause our stock price to decline.

     The concentration of our capital stock ownership with insiders will likely limit your ability to influence corporate matters.

     We anticipate that our executive officers, directors, current 5% or greater stockholders and entities affiliated with any of them will together beneficially own approximately 57.1% of our common stock outstanding after our initial public offering, assuming no exercise of the underwriters’ over-allotment option in our initial public offering. As a result, these stockholders, acting together, will have significant influence over all matters that require approval by our stockholders, including the election of directors and approval of significant corporate transactions. As a result, corporate actions might be taken even if other stockholders, including those who purchase shares offered by this prospectus, oppose them. This concentration of ownership might also have the effect of delaying or preventing a change of control of our company that other stockholders may view as beneficial.

     Future sales of shares by existing stockholders could cause our stock price to decline.

     If our existing stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market after the 180-day contractual lock-up entered into by our stockholders in connection with our initial public offering and other legal restrictions on resale lapse, the trading price of our common stock could decline. For example, if at the end of the 180-day lock-up period, existing stockholders sell substantial amounts of our common stock, the trading price of our common stock could decline significantly. Based on shares outstanding as of May 31, 2003, upon completion of our initial public offering, we will have outstanding approximately 33,295,272 shares of common stock, assuming no exercise of the underwriters’ over-allotment option in our initial public offering. Of these shares, only shares of common stock sold in our initial public offering are freely tradable, without restriction, in the public market, except that the shares of common stock sold in our initial public offering that are purchased through the directed share program, which is available only to our employees, will also be subject to the 180-day lock-up period. Further, any shares of common stock purchased by any of our employees who are deemed to be our affiliates through the directed share program, in addition to being subject to the 180-day lock-up agreement, will also be tradable only under the provisions of Rule 144 under the Securities Act. Morgan Stanley & Co. Incorporated, one of the representatives of the underwriters in our initial public offering, may, in its sole discretion, permit our officers, directors, employees and current stockholders to sell shares prior to the expiration of the lock-up agreements.

     After the lock-up agreements pertaining to our initial public offering expire 180 days from the date of the prospectus for our initial public offering, an additional 27,295,272 shares will be eligible for sale in the public market. 18,116,110 of these shares are held by directors, executive officers and other affiliates and will be subject to volume limitations under Rule 144 of the Securities Act and various vesting agreements. In addition, the 118,227 shares subject to outstanding warrants and the

10,885,386 shares subject to outstanding options and reserved for future issuance under our stock option and purchase plans will become eligible for sale in the public market to the extent permitted by the provisions of various vesting agreements, the lock-up agreements and Rules 144 and 701 under the Securities Act. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.

     Provisions of our certificate of incorporation and bylaws or Delaware law might discourage, delay or prevent a change of control of our company or changes in our management and, therefore, depress the trading price of our common stock.

     Delaware corporate law and our certificate of incorporation and bylaws contain provisions that could discourage, delay or prevent a change in control of our company or changes in our management that the stockholders of our company may deem advantageous. These provisions:

•	establish a classified board of directors so that not all members of our board are elected at one time;

•	provide that directors may only be removed “for cause” and only with the approval of 66 2/3% of our stockholders;

•	require super-majority voting to amend some provisions in our certificate of incorporation and bylaws;

•	authorize the issuance of “blank check” preferred stock that our board could issue to increase the number of outstanding shares and to discourage a takeover attempt;

•	limit the ability of our stockholders to call special meetings of stockholders;

•	prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

•	provide that the board of directors is expressly authorized to make, alter or repeal our bylaws; and

•	establish advance notice requirements for nominations for election to our board or for proposing matters that can be acted upon by stockholders at stockholder meetings.

     In addition, Section 203 of the Delaware General Corporation Law may discourage, delay or prevent a change in control of our company

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     We have made statements in this prospectus that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “could,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative or plural of these words and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, include, among other things, our anticipated growth strategies and anticipated trends in our business and the markets in which we operate. These statements are only predictions based on our current expectations and projections about future events. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements, including those factors discussed under the caption entitled “Risk Factors.” You should specifically consider the numerous risks outlined under “Risk Factors.”

     You should read this prospectus and the documents that we reference and incorporate by reference in this prospectus and have filed as exhibits to the registration statement on Form S-8, of which this prospectus is a part, that we have filed with the Securities and Exchange Commission, completely and with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

     The forward-looking statements are accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock under this prospectus.

USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the common stock by the selling stockholders under this prospectus.

SELLING STOCKHOLDERS

     The following table presents the name of each selling stockholder and the number of shares of common stock that each selling stockholder may offer and sell from time to time under this prospectus. In addition, the footnotes to the following table present the nature of any position, office or other material relationship that each selling stockholder has, or within the past three years has had, with us or any of our affiliates. The selling stockholders include the persons named below, any transferee, pledgee or donee of any selling stockholder or its successor.

     The shares of common stock that may be offered and sold under this prospectus were acquired by the selling stockholders upon the exercise of stock options under our management incentive option plan. The selling stockholders may from time to time offer and sell all or some of their shares under this prospectus. Because the selling stockholders are not obligated to sell their shares and because they may acquire publicly traded shares of common stock, we are unable to determine the actual number of shares that will be sold by any selling stockholder or that will be held by the selling stockholder after completion of the sales or when or if such sales will occur. We prepared the following table based upon information as of May 31, 2003. Information about the selling stockholders may change over time. The following table assumes that the selling stockholders will sell all of the shares offered by them in this offering. This table also assumes that the selling stockholders do not acquire any other shares of our common stock pending the offering. We may amend or supplement this prospectus to update the information in the following table.

     The percentage of beneficial ownership for the following table is based on 33,295,272 shares of our common stock outstanding after our initial public offering. This number is based upon 5,660,638 shares sold in our initial public offering, assuming no exercise of the underwriters’ over-allotment option, and 27,634,634 shares outstanding as of May 31, 2003, including the automatic conversion of all outstanding shares of our preferred stock into common stock upon the closing of our initial public offering.

     Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of our common stock over which the stockholder has sole or shared voting or investment power. It also includes shares of our common stock that the stockholder has a right to acquire within 60 days of May 31, 2003 through the exercise of any option, warrant or other right, and restricted shares of our common stock, which are subject to a lapsing right of repurchase at their initial purchase price, purchased by some of our officers who exercised immediately exercisable options. The percentage ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules and regulations of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has converted options or warrants into shares of our common stock.

     To our knowledge, except under community property laws or as otherwise noted, the persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned. Unless otherwise indicated, each selling stockholder listed below maintains a mailing address of c/o FormFactor, Inc., 2140 Research Drive, Livermore, California 94550.

	Shares
	Beneficially		Shares Beneficially Owned
	Owned		After Offering
	Before	Shares
Name of Beneficial Owner	Offering	Being Offered	Number	Percentage

Dr. Igor Y. Khandros (1)	6,100,000	100,000	6,000,000	18.0%
Jens Meyerhoff (2)	494,985	17,148	477,837	1.4
Stuart L. Merkadeau (3)	198,322	5,303	193,019	*

*	Represents beneficial ownership of less than 1%.

(1)	Assumes that Dr. Khandros sold 104,228 shares of our common stock in our initial public offering. Includes 2,500,000 shares held by Susan Bloch, Dr. Khandros’ spouse, 500,000 shares held by The Khandros 1997 Trust I U/T/A dated March 28, 1997 and 500,000 shares held by The Khandros 1997 Trust II U/T/A dated March 28, 1997. Also includes 100,000 unvested shares that are, as of May 31, 2003, subject to our lapsing right of repurchase at the initial purchase price for these shares. Also includes 104,228 vested shares issuable upon exercise of an option that is exercisable within 60 days of May 31, 2003 that our board of directors granted to Dr. Khandros effective upon the determination by the pricing committee of our board of directors of the public offering price of our common stock in our initial public offering. Dr. Khandros has served as our President and Chief Executive Officer as well as a Director since April 1993. Dr. Khandros founded FormFactor in April 1993.

(2)	Assumes that Mr. Meyerhoff sold 82,852 shares of our common stock in our initial public offering. Includes 394,985 shares issuable upon exercise of options that are exercisable within 60 days of May 31, 2003, of which 62,692 will be vested and 332,293 will be unvested. Also includes 82,852 vested shares issuable upon exercise of an option that is exercisable within 60 days of May 31, 2003 that our board of directors granted to Mr. Meyerhoff effective upon the determination by the pricing committee of our board of directors of the public offering price of our common stock in our initial public offering. Mr. Meyerhoff has served as our Senior Vice President of Operations since January 2003 and as our Chief Financial Officer since August 2000. He served as a Senior Vice President from August 2000 to January 2003, and as our Secretary from April 2002 to October 2002. Prior to then, Mr. Meyerhoff had no relationship with FormFactor.

(3)	Assumes that Mr. Merkadeau sold 73,251 shares of our common stock in our initial public offering. Includes 163,523 shares issuable upon exercise of options that are exercisable within 60 days of May 31, 2003, of which 21,818 will be vested and 141,705 will be unvested. Also includes 5,303 unvested shares that are, as of May 31, 2003, subject to our lapsing right of repurchase at the initial purchase price for these shares. Also includes 29,496 vested shares issuable upon exercise of an option that is exercisable within 60 days of May 31, 2003 that our board of directors granted to Mr. Merkadeau effective upon the determination by the pricing committee of our board of directors of the public offering price of our common stock in our initial public offering. Mr. Merkadeau has served as our Vice President, General Counsel and Secretary since October 2002. From July 2000 to October 2002, he served as our Vice President of Intellectual Property. Prior to then, Mr. Merkadeau had no relationship with FormFactor.

PLAN OF DISTRIBUTION

     The selling stockholders may offer and sell shares of common stock from time to time with this prospectus. The selling stockholders may sell or transfer the common stock covered by this prospectus only in the manner described in this prospectus. If required, we will supplement this prospectus or amend the registration statement of which this prospectus is a part to provide information on a particular transaction. In addition, with our consent, a selling stockholder’s donees, pledgees, transferees or their successors may use this prospectus to sell shares received from a selling stockholder after the date of this prospectus.

     The selling stockholders may from time to time sell shares directly to purchasers. The selling stockholders may transfer, devise or gift shares by other means. The selling stockholders may also resell all or a portion of their shares in open market transactions in reliance upon available exemptions under the Securities Act, such as Rule 144, provided they meet the criteria and conform to the requirements of one of these exemptions.

     The selling stockholders may from time to time sell shares to or through broker-dealers, who may act as agents or principals. Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in selling shares. Broker-dealers may receive compensation in the form of commissions, discounts or concessions from the selling stockholders in amounts to be negotiated in connection with the sale. Broker-dealers may also receive compensation in the form of discounts, concessions or commissions from the purchasers of shares for whom the broker-dealers may act as agents or to whom they sell as principal, or both. This compensation as to a particular broker-dealer might exceed customary commissions.

     The selling stockholders have advised us that they have not, as of the date of this prospectus, entered into any agreements, understandings or arrangements with any broker-dealers for the sale of shares, nor is there a coordinating broker-dealer acting in connection with the proposed sale of shares by the selling stockholders.

     The selling stockholders and any participating broker-dealers or agents may be deemed to be “underwriters” within the meaning of the Securities Act in connection with sales of shares covered by this prospectus. Any commission, discount or concession received by a broker-dealer and any profit on the resale of shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. Because selling stockholders may be deemed to be underwriters within the meaning of the Securities Act, the selling stockholders may be subject to the prospectus delivery requirements of the Securities Act.

     The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Sales may be made over the Nasdaq National Market or otherwise, at then prevailing market prices, at prices related to prevailing market prices or at negotiated prices.

     The shares may be sold according to one or more of the following methods:

•	a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its account as allowed under this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	pledges of shares to a broker-dealer or other person, who may, in the event of default, purchase or sell the pledged shares; and

•	face-to-face transactions between sellers and purchasers without a broker-dealer.

     In addition, the selling stockholders may enter into option, derivative or hedging transactions with respect to the shares, and any related offers or sales of shares may be made under this prospectus. For example, the selling stockholders may:

•	enter into transactions involving short sales of the shares by broker-dealers in the course of hedging the positions they assume with selling stockholders;

•	sell shares short themselves and deliver the shares registered hereby to settle such short sales or to close out stock loans incurred in connection with their short positions;

•	write call options, put options or other derivative instruments (including exchange-traded options or privately negotiated options) with respect to the shares, or which they settle through delivery of the shares;

•	enter into option transactions or other types of transactions that require the selling stockholder to deliver shares to a broker, dealer or other financial institution, who may then resell or transfer the shares under this prospectus; or

•	loan the shares to a broker, dealer or other financial institution, who may sell the loaned shares.

     These option, derivative and hedging transactions may require the delivery to a broker-dealer or other financial institution of shares offered under this prospectus, and that broker-dealer or other financial institution may resell those shares under this prospectus.

     In order to comply with certain states’ securities laws, if applicable, the shares will be sold in jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

     The selling stockholders may indemnify broker-dealers that participate in transactions involving sales of the shares against specific liabilities, including liabilities arising under the Securities Act and/or Exchange Act.

     We are paying the expenses of registering the shares under the Securities Act, including registration and filing fees, printing expenses, administrative expenses and certain legal and accounting fees. If the shares are sold through broker-dealers, the selling stockholders will be responsible for discounts, commissions or other amounts payable to the broker-dealers as well as fees and disbursements for legal counsel retained by any selling stockholder.

     We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of a material fact or to omit to state a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in the light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each selling stockholder.

LEGAL MATTERS

     Fenwick & West LLP, Palo Alto, California, will pass upon the validity of the issuance of the shares of common stock offered by this prospectus. As of the date of this prospectus, two investment entities affiliated with Fenwick & West LLP beneficially owned an aggregate of 23,674 shares of our common stock.

EXPERTS

     The consolidated financial statements of FormFactor as of December 29, 2001 and December 28, 2002, and for each of the three years in the period ended December 28, 2002 incorporated in this prospectus by reference to the registration statement on Form S-1/A (No. 333-86738) of FormFactor, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We incorporate by reference information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this prospectus, unless it is superseded by information contained directly in this prospectus or in another document we later file with the Securities and Exchange Commission. These documents contain important information about us and our financial condition. We are incorporating by reference into this prospectus the documents listed below and any filings we make with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until the termination of this offering:

•	the prospectus filed on June 12, 2003 pursuant to Rule 424(b) under the Securities Act, relating to the registration statement on Form S-1 (File No. 333-86738), which contains the description of our capital stock and our audited consolidated financial statements as of December 29, 2001 and December 28, 2002, and for each of the three years in the period ended December 28, 2002; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed on June 6, 2003 under Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. Reports that we file with the Securities and Exchange Commission after the date of this prospectus may also contain information that updates, modifies or is contrary to information in this prospectus or in documents incorporated by reference in this prospectus. You should review these reports as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

     We are subject to the informational requirements of the Exchange Act, and accordingly, we file reports and other information with the Securities and Exchange Commission. Reports, proxy statements and other information that we file can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a World Wide Web site that contains reports, proxy statements and other information that is filed electronically with the Securities and Exchange Commission. This web site can be accessed at http://www.sec.gov.

     We have filed with the Securities and Exchange Commission a registration statement on Form S-8 under the Securities Act with respect to the common stock offered under this prospectus. This prospectus does not contain all of the information in the registration statement as allowed under the rules and regulations of the Securities and Exchange Commission. You should refer to the registration statement for further information with respect to us and our common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to or incorporated by reference in the registration statement.

     You may request a copy of these filings at no cost, by writing or calling us at the following address or telephone number:

FormFactor, Inc. 2140 Research Drive Livermore, California 94550 (925) 456-3897 Attn: Investor Relations

     Exhibits to the filings, however, will not be sent unless those exhibits have specifically been incorporated by reference in this prospectus.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.     INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents filed with the Securities and Exchange Commission are incorporated herein by reference:

(a)	The Registrant’s prospectus filed on June 12, 2003 pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration statement on Form S-1 (File No. 333-86738), which contains the Registrant’s audited consolidated financial statements as of December 29, 2001 and December 28, 2002, and for each of the three years in the period ended December 28, 2002.

(b)	The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A filed on June 6, 2003 under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated into this registration statement by reference herein and to be a part hereof from the date of the filing of such documents.

ITEM 4.      DESCRIPTION OF SECURITIES.

          Not applicable.

ITEM 5.      INTERESTS OF NAMED EXPERTS AND COUNSEL.

     As of the date of this registration statement, two investment entities affiliated with Fenwick & West LLP beneficially owned an aggregate of 23,674 shares of the Registrant’s common stock.

ITEM 6.      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

     As permitted by the Delaware General Corporation Law, the Registrant’s certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

•	for any transaction from which the director derived an improper personal benefit.

     As permitted by the Delaware General Corporation Law, the Registrant’s bylaws provide that:

•	the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions where indemnification is not permitted by applicable law;

•	the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain limited exceptions; and

•	the rights conferred in the bylaws are not exclusive.

     In addition, the Registrant has entered into indemnity agreements with each of its current directors and officers. These agreements provide for the indemnification of the Registrant’s officers and directors for all expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were agents of the Registrant.

     The Registrant has obtained directors’ and officers’ insurance to cover its directors and officers for certain liabilities, including coverage for public securities matters.

     The indemnification provisions in the Registrant’s certificate of incorporation and bylaws and the indemnity agreements between the Registrant and each of its directors and officers may be sufficiently broad to permit indemnification of the Registrant’s directors and officers for liabilities arising under the Securities Act.

     See also the undertakings set out in response to Item 9.

ITEM 7.      EXEMPTION FROM REGISTRATION CLAIMED.

     The Registrant had issued and sold an aggregate of 122,451 shares of common stock to the selling stockholders upon exercise of options under the Registrant’s Management Incentive Option Plan with exercise prices ranging from $5.50 to $6.00 per share. These shares may be reoffered or resold by the selling stockholders pursuant to this registration statement. The issuances and sales of the shares of common stock under the Registrant’s Management Incentive Option Plan were deemed to be exempt from registration under Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act as transactions by an issuer not involving a public offering.

ITEM 8.      EXHIBITS.

(a)	The following exhibits are filed herewith or incorporated herein by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-86738) (as amended from time to time, the “S-1 Registration Statement”):

Exhibit	Description	Incorporated by Reference

		Form	Date	Number

3.01	Amended and Restated Certificate of Incorporation of the Registrant as filed September 30, 2002.	S-1/A	12/18/02	3.01

3.02	Amended and Restated Certificate of Incorporation of the Registrant to be filed upon the closing of the offering covered by the S-1 Registration Statement.	S-1/A	5/28/02	3.02

3.03	Amended and Restated Bylaws of the Registrant, as amended through March 14, 2002.	S-1	4/22/02	3.03

3.04	Amended and Restated Bylaws of the Registrant to be effective upon the closing of the offering covered by the S-1 Registration Statement.	S-1/A	5/28/02	3.04

4.01	Specimen Common Stock Certificate.	S-1/A	5/28/02	4.01

4.02	Sixth Amended and Restated Rights Agreement by and among the Registrant and certain stockholders of the Registrant dated July 13, 2001.	S-1	4/22/02	4.02

Exhibit	Description	Incorporated by Reference

		Form	Date	Number

4.03	Stockholders Agreement by and among the Registrant, Dr. Igor Y. Khandros, Susan Bloch and Richard Hoffman dated February 9, 1994.	S-1	4/22/02	4.03

4.04	Stockholders Agreement by and among the Registrant, Dr. Igor Y. Khandros, Susan Bloch and Milton Ohring dated April 11, 1994.	S-1	4/22/02	4.04

4.05	Stockholders Agreement by and among the Registrant, Dr. Igor Y. Khandros, Susan Bloch and Benjamin Eldridge dated August 12, 1994.	S-1	4/22/02	4.05

4.06	Stockholders Agreement by and among the Registrant, Dr. Igor Y. Khandros, Susan Bloch and Charles Baxley, P.C. dated September 8, 1994.	S-1	4/22/02	4.06

5.01*	Opinion of Fenwick & West LLP.	—	—	—

10.01	1995 Stock Plan and form of option grant.	S-1	4/22/02	10.02

10.02	1996 Stock Option Plan and form of option grant.	S-1	4/22/02	10.03

10.03	Incentive Option Plan and form of option grant.	S-1	4/22/02	10.04

10.04	Management Incentive Option Plan and form of option grant.	S-1	4/22/02	10.05

10.05	2002 Equity Incentive Plan and forms of option grant.	S-1/A	6/10/03	10.06

10.06	2002 Employee Stock Purchase Plan.	S-1/A	6/10/03	10.07

10.07	Forms of promissory notes from executive officers to the Registrant made in connection with the exercise of options.	S-1	4/22/02	10.09

23.01*	Consent of Fenwick & West LLP (See Exhibit 5.01).	—	—	—

23.02*	Consent of independent accountants.	—	—	—

24.01*	Power of Attorney (See page II-5 of this Registration Statement)	—	—	—

*	Filed herewith.

ITEM 9.      UNDERTAKINGS.

     The Registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4)  That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions discussed in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Livermore, State of California, on this 12th day of June 2003.

FORMFACTOR, INC.

By:	/s/ JENS MEYERHOFF

Jens Meyerhoff
Chief Financial Officer and
Senior Vice President of Operations

POWER OF ATTORNEY

     KNOW BY ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Dr. Igor Y. Khandros, Jens Meyerhoff and Stuart L. Merkadeau and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement on Form S-8, and to file the same, with all exhibits thereto and all documents in connection therewith, making such changes to this registration statement as such attorneys-in-fact and agents so acting deems appropriate, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done with respect to this registration statement, including post-effective amendments, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

Principal Executive Officer:

/s/ DR. IGOR Y. KHANDROS
Dr. Igor Y. Khandros	President, Chief Executive Officer and Director	June 12, 2003

Principal Financial Officer:

/s/ JENS MEYERHOFF
Jens Meyerhoff	Chief Financial Officer and Senior Vice President of Operations	June 12, 2003

Principal Accounting Officer:

/s/ MICHAEL M. LUDWIG
Michael M. Ludwig	Vice President of Human Resources and Finance, and Controller	June 12, 2003

Additional Directors:

/s/ JOSEPH R. BRONSON
Joseph R. Bronson	Director	June 12, 2003

/s/ DR. WILLIAM H. DAVIDOW
Dr. William H. Davidow	Director	June 12, 2003

/s/ G. CARL EVERETT, JR.
G. Carl Everett, Jr.	Director	June 12, 2003

/s/ JAMES A. PRESTRIDGE
James A. Prestridge	Director	June 12, 2003

Exhibit Index

Exhibit	Exhibit
Number	Title

5.01	Opinion of Fenwick & West LLP.

23.01	Consent of Fenwick & West LLP (See Exhibit 5.01).

23.02	Consent of independent accountants.

24.01	Power of Attorney (See page II-5 of this Registration Statement).